Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of January 11, 2021, as amended March 30, 2021, by and among VPC Impact Acquisition Holdings, a Cayman Islands exempted company (“VIH”), Pylon Merger Company LLC, a Delaware limited liability company and wholly-owned subsidiary of VIH (“Merger Sub”), and Bakkt Holdings, LLC, a Delaware limited liability company (“Bakkt Opco”) (as the same may be further amended, modified, supplemented or waived from time to time, the “Merger Agreement”) is entered into on September 29, 2021, by and among VIH, Merger Sub, and Bakkt Opco (collectively, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing and signed by the Parties; and

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the Parties agree as follows:

1.	Certain Amendment to the Merger Agreement. Section 10.1(jjjj) of the Merger Agreement is hereby replaced in its entirety with the following:

“Termination Date” means October 20, 2021.

2.

Effect of Amendment. Except as otherwise expressly set forth in this Amendment, the provisions of the Merger Agreement, as amended by this Amendment, remain in full force and effect. From and after the date hereof, references to “this Agreement” or Section 10.1 in the Merger Agreement shall be deemed references to the Merger Agreement or Section 10.1, respectively, in each case as amended by this Amendment.

3.

Entire Agreement. This Amendment and the Merger Agreement (which includes the Bakkt Disclosure Letter, the VIH Disclosure Letter, the other schedules thereto and the exhibits thereto), as amended pursuant to this Amendment and any prior amendment, the Transaction Documents and the Confidentiality Agreement set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Amendment.

4.

Miscellaneous. Article XI of the Merger Agreement is hereby incorporated by reference and shall apply mutatis mutandis as if set forth at length herein. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Amendment.

* * * * *

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to the Merger Agreement to be duly executed as of the day and year first above written.

BAKKT OPCO:

BAKKT HOLDINGS, LLC

By:	/s/ Gavin Michael
Name:	Gavin Michael
Title:	Chief Executive Officer

[Signature Page to Amendment to Merger Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to the Merger Agreement to be duly executed as of the day and year first above written.

VIH:

VPC IMPACT ACQUISITION HOLDINGS

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	President and COO

[Signature Page to Amendment to Merger Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to the Merger Agreement to be duly executed as of the day and year first above written.

MERGER SUB:

PYLON MERGER COMPANY LLC

By:	VPC Impact Acquisition Holdings
Title:	Managing Member

By:	/s/ Gordon Watson
Name:	Gordon Watson
Title:	President and COO

[Signature Page to Amendment to Merger Agreement]